150403

150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

Carbon Sciences, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

NOW, THEREFORE, BE IT RESOLVED, that the President and Secretary of the Company be, and each of them acting alone hereby is, authorized and directed to execute and file with the Secretary of State of the State of Nevada the Withdrawal of Certificate of Designation, with such changes therein as such officer or officers may approve as necessary or desirable, with such officer's or officers' approval in that regard to be conclusively evidenced by the execution and delivery of the Withdrawal of Certificate of Designation in order to withdraw the Certificate of Designation for the Company's Series A Preferred Stock currently on file with the Nevada Secretary of State.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.